Exhibit 10.4

December 26, 2008

Mr. Dinesh Paliwal
[Address Intentionally Omitted]

Dear Dinesh:

Reference is made to the Letter Agreement dated as of May 8, 2007, as amended by the Letter Agreement dated as of November 29, 2007, each by and between Harman International Industries, Incorporated (the “Company”) and you (collectively, the “Letter Agreement”).

The purpose of this letter is to make certain revisions to the Letter Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

1.             Paragraph 5 of the Letter Agreement shall be amended by adding the following at the end thereof:

Bonuses will be paid in accordance with the terms of the applicable plans.

2.             Paragraph 11 of the Letter Agreement is amended in the following respects:

(a)	By amending clause (iii) thereof in its entirety to read as follows:

(iii) a severance payment equal to twice the sum of (X) your annual Base Salary at the time of your termination plus (Y) your target annual bonus at the time of your termination paid in a lump sum on the date that is six (6) months and one (1) day after your separation from service (within the meaning of Section 409A).

(b)	By deleting the last sentence thereof and adding the following:

Notwithstanding the foregoing, (A) no payments shall be made to you under clause (iii) above unless your termination of employment is also a separation from service (within the meaning of Section 409A), (B) your right to receive the payments under this Paragraph 11 will be subject to your execution and delivery of a release, substantially in the form annexed hereto as Exhibit F, to the Company within 60 days following your separation from service, (C) the Company shall deliver an executed release to you within five business days following your separation from service and (D) if the Company does not execute and deliver the release to you within five business days following your separation from service, then any requirement for you to execute, deliver and not revoke the release as a condition of receiving any payments under this Paragraph 11 will have no effect, and you shall be entitled to receive any payments to which you otherwise qualify under this Paragraph 11.  Notwithstanding the foregoing, (x) the payment under clause (iii) shall be subject to Section 3(c) of your Severance Agreement and (y) the termination benefits provided by Paragraph 7(f) shall be provided in accordance with such Paragraph 7.

Mr. Dinesh Paliwal
December 26, 2008

3.             Paragraph 14 of the Letter Agreement is amended by adding immediately after the phrase “On any termination of your employment” the following phrase:

or, if later, your separation from service (within the meaning of Section 409A),

4.             Paragraph 14 of the Letter Agreement is further amended by adding immediately after the parenthetical phrase “(“Accrued Amounts”)” the following:

, in each case, to be paid in accordance with the terms of the applicable Company benefit or equity plan or program.

5.             Paragraph 16 of the Letter Agreement is amended by deleting the last two sentences thereof and adding the following:

Your employment shall automatically terminate at the end of such six (6) month period unless you and the Company agree otherwise.  Upon any such termination or, if later, your separation from service (as defined under Section 409A), you shall receive your Accrued Amounts, your Pro Rata Bonus and your Prior Year Bonus.  Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity you incur a separation from service (within the meaning of Section 409A), you shall on such date automatically be terminated from employment as a Disability termination.

6.             Paragraph 17 of the Letter Agreement is amended by adding the following at the end thereof:

Any such reimbursement will be made no later than December 31 of the year following the year in which the expense was incurred; provided, however, that in no event will the reimbursements in one taxable year affect the amount of reimbursements in any other taxable year, nor shall the right to reimbursement be subject to liquidation or exchange for another benefit.  Any tax gross-up payment provided in this Paragraph 17 will be made no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes.

Mr. Dinesh Paliwal
December 26, 2008

7.             Paragraph 18 of the Letter Agreement is amended in its entirety to read as follows:

Code Section 409A.  The intent of the parties is that payments and benefits under this letter comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted and administered to be in compliance therewith.  To the extent that there is a material risk that any payments under this letter, the Severance Agreement or any grant may result in the imposition of an additional tax to you under Section 409A, Harman will reasonably cooperate with you to amend this letter and related documents such that such documents and payments thereunder comply with Section 409A without materially changing the economic value of this letter or the arrangements hereunder to either party.  The Company shall use its best efforts to ensure ongoing compliance with Section 409A.  Notwithstanding any provision in this letter to the contrary, no payment or benefit that is deferred compensation for purposes of Section 409A and that is due upon your termination of employment will be paid or provided unless such termination is also a separation from service (within the meaning of Section 409A).  For purposes of Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Harman.

8.             Paragraph 19 of the Letter Agreement is amended in its entirety to read as follows:

Section 409A Delay.  If you are at the time of your separation from service (as defined in Section 409A) with Harman (other than as a result of your death) a “Specified Employee”, as such term is defined under Section 409A and using the identification methodology selected by the Company from time to time, then any payment or the provision of any benefit that is considered deferred compensation under Section 409A and that is payable on account of a separation from service shall be delayed until the earlier of your death or six (6) months after your separation from service (the “Section 409A Delay”) and shall then be promptly paid to you in a lump sum, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided, and any other payments and benefits due under the letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

Mr. Dinesh Paliwal
December 26, 2008

9.             Paragraph 20 of the Letter Agreement is amended by following at the end of such paragraph.

Any such reimbursement will be made no later than December 31 of the year following the year in which the expense was incurred; provided, however, that in no event will the reimbursements in one taxable year affect the amount of reimbursements in any other taxable year, nor shall the right to reimbursement be subject to liquidation or exchange for another benefit.

10.           The second paragraph of Paragraph 21 of the Letter Agreement is amended by substituting “Paragraph 11” for “Section 10” in the first and second sentences thereof.

11.           The last sentence of the sixth paragraph of Paragraph 21 of the Letter Agreement is amended to read as follows:

In the event the arbitrator determines that you are the prevailing party in any arbitration, Harman shall pay your legal fees and disbursements incurred in connection therewith on the 70th day after such determination, as well as all costs of the AAA and the arbitrator.

12.           Paragraph 7 of Exhibit F (General Release) to the Letter Agreement is amended by adding the following immediately after the second sentence thereof:

Any such reimbursement will be made no later than December 31 of the year following the year in which the expense was incurred; provided, however, that in no event will the reimbursements in one taxable year affect the amount of reimbursements in any other taxable year, nor shall the right to reimbursement be subject to liquidation or exchange for another benefit.

Mr. Dinesh Paliwal
December 26, 2008

13.           Exhibit H (Restricted Share Unit Agreement) to the Letter Agreement is amended in the following respects.

(a)	Clause (ii) of Section 6 is amended to read as follows:

the date of his Qualifying Termination, provided that such Qualifying Termination constitutes a “separation from service” (within the meaning of Section 409A) or

(b)	The second sentence of Section 7 is amended in its entirety to read as follows:

From and after the Date of Grant and until the Grantee is paid pursuant to Section 6, the Company shall pay to the Grantee on the 30th day following the date on which a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Restricted Stock Units.

14.           Each award of Restricted Share Units granted prior to the date hereof by the Company to you shall be considered to have been amended in the same manner as set forth in Paragraph 13 of this letter.

This letter is intended to constitute an amendment to the Letter Agreement which, subject to the provisions hereof, shall otherwise remain in full force and effect.  In order to evidence your agreement to the foregoing, please sign and return the enclosed copy of this document, which shall constitute a binding agreement between the Company and you.

[signature page follows]

Mr. Dinesh Paliwal
December 26, 2008

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this amendment to the Letter Agreement as of the date set forth below:

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

/s/ Dinesh Paliwal	By:	John Stacey
Name: John Stacey
Title: Chief Human Resources Officer
Date: :December 26, 2008		Date: December 26, 2008